U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Belstar Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         375 Park Avenue, Suite 3607
         New York, New York 10152

Telephone Number (including area code):  (212) 813-9700

Name and address of agent for service of process:

         Robert J. Adler
         375 Park Avenue, Suite 3607
         New York, New York 10152

Check Appropriate Blank:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X] No [_]

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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, and State of New York on the 8th day of March, 2002.

                                        Signature:

      [SEAL]                            Belstar Trust
                                        (Name of Registrant)

                                    BY: /s/ Robert J. Adler
                                        ------------------------
                                        Robert J. Adler
                                        President
                                        (Name of director, trustee or
                                        officer signing on behalf of Registrant)

Attest:

BY: /s/ Mark Sfarra
    ---------------------------
    Mark Sfarra